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Registration Statement No. 333-119806

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective
Amendment No. 1
TO
FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TOP TANKERS INC.
(Exact name of registrant as specified in its charter)

Republic of the Marshall Islands (State or other jurisdiction of incorporation or organization)	4412 (Primary Standard Industrial Classification Code Number)	N/A (I.R.S. Employer Identification No.)
109-111 Messogion Avenue Politia Centre, Athens 115 26 GR (011) (30) 210 69 30 288 (Address and telephone number of Registrant's principal executive offices)		Seward & Kissel LLP Attention: Gary J. Wolfe, Esq. One Battery Park Plaza New York, New York 10004 (212) 574-1200 (Name, address and telephone number of agent for service)

Copies to:

Gary J. Wolfe, Esq. Seward & Kissel LLP One Battery Park Plaza New York, New York 10004 (212) 574-1200 (telephone number) (212) 480-8421 (facsimile number)	Stephen P. Farrell, Esq. Morgan, Lewis & Bockius LLP 101 Park Avenue New York, New York 10178 (212) 309-6000 (telephone number) (212) 309-6001 (facsimile number)

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

        If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 6.    Indemnification of Directors and Officers.

        The By-Laws of the Registrant provide that every director and officer of the Registrant shall be indemnified out of the funds of the Registrant against:

  (1)
  all civil liabilities, loss, damage or expense (including but not limited to liabilities under contract, tort and statute or any applicable foreign law or regulation and all reasonable legal and other costs and expenses properly payable) incurred or suffered by him as such director or officer acting in the reasonable belief that he has been so appointed or elected notwithstanding any defect in such appointment or election, provided always that such indemnity shall not extend to any matter which would render it void pursuant to any Marshall Islands statute from time to time in force concerning companies insofar as the same applies to the Registrant (the "Companies Acts"); and

  (2)
  all liabilities incurred by him as such director or officer in defending any proceedings, whether civil or criminal, in which judgment is given in his favor, or in which he is acquitted, or in connection with any application under the Companies Acts in which relief from liability is granted to him by the court.

        Section 60 of the Associations Law of the Republic of the Marshall Islands provides as follows:

  Indemnification of directors and officers.

  (1)
  Actions not by or in right of the corporation.    A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of no contest, or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonable believed to be in or not opposed to the bests interests of the corporation, and, with respect to any criminal action or proceedings, had reasonable cause to believe that his conduct was unlawful.

  (2)
  Actions by or in right of the corporation.    A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him or in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not, opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claims, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

  (3)
  When director or officer successful.    To the extent that director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (1) or (2) of this section, or in the defense of a claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

  (4)
  Payment of expenses in advance.    Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding as authorized by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section.

  (5)
  Continuation of indemnification.    The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

  (6)
  Insurance.    A corporation shall have power to purchase and maintain insurance or behalf of any person who is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer against any liability asserted against him and incurred by him in such capacity whether or not the corporation would have the power to indemnify him against such liability under the provisions of this section.

Item 7.    Recent Sales of Unregistered Securities.

        Not applicable

Item 8.    Exhibits and Financial Statement Schedules.

  (3)
  Exhibits

Exhibit Number	Description
1	Form of Underwriting Agreement
3.1	Amended and Restated Articles of Incorporation of TOP Tankers Inc.*
3.2	By-Laws of the Company (Previously filed as Exhibit 3.4 to the Company's registration statement on Form F-1 on July 7, 2004)
4	Form of Share Certificate (Previously filed as Exhibit 4 to the Company's registration statement on Form F-1 on July 21, 2004)
5	Opinion of Seward & Kissel LLP, United States and Marshall Islands Counsel to the Company, as to the validity of the Shares
8	Opinion of Seward & Kissel LLP, United States counsel to the Company, with respect to certain tax matters
10.1	Loan Agreement between the Company and the Royal Bank of Scotland plc dated August 10, 2004 and supplemented September 30, 2004*
10.1	Memorandum of Agreement relating to Priceless
10.2	Memorandum of Agreement relating to Stopless
10.3	Memorandum of Agreement relating to Faultless
10.4	Memorandum of Agreement relating to Noiseless
10.5	Memorandum of Agreement relating to Stainless

10.6	Commitment Letter from the Royal Bank of Scotland plc*
21	Subsidiaries of the Company*
23.1	Consent of Seward & Kissel LLP*
23.2	Consent of Ernst & Young (Hellas) Certified Auditors Accountants S.A.*
23.3	Consent of Clarksons Research Studies*
24	Powers of Attorney*
* Previously filed

        (b) Schedule I—Condensed Financial Information of Top Tankers Inc. and Subsidiaries

Schedule Number	Description
b-1	Balance Sheets—December 31, 2002 and 2003*
b-2	Statements of Income for the years ended December 31, 2001, 2002 and 2003*
b-3	Statement of Stockholder's Equity for the years ended December 31, 2001, 2002 and 2003*
b-4	Statement of Cash Flows for the years ended December 31, 2001, 2002 and 2003*
b-5	Notes to Condensed Financial Information*

Item 9.    Undertakings.

        The undersigned registrant hereby undertakes:

  (1)
  To provide to the underwriters at the closing specified in the underwriting agreement shares certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

  (2)
  That for purposes of determining any liability under the Securities Act of 1933, as amended (the "Act"), the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

  (3)
  That for purposes of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (4)
  That insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-l and has duly caused this Post Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Athens, Country of Greece on November 10, 2004.

TOP TANKERS INC.
By:	/s/ THOMAS F. JACKSON Name: Thomas F. Jackson Title: Chairman of the Board

        Pursuant to the requirements of the Securities Act of 1933, this Post Effective Amendment to the Registration Statement has been signed by the following persons on November 10, 2004 in the capacities indicated.

Signature	Title

/s/ EVANGELOS J. PISTIOLIS* Evangelos J. Pistiolis	Director, President and Chief Executive Officer (Principal Executive Officer)
/s/ THOMAS F. JACKSON* Thomas F. Jackson	Director and Chairman of the Board
/s/ STAMATIOS N. TSANTANIS* Stamatios N. Tsantanis	Director and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
/s/ VANGELIS G. IKONOMOU* Vangelis G. Ikonomou	Director and Executive Vice President
/s/ MICHAEL G. DOCHERTY* Michael G. Docherty	Director
/s/ CHRISTOPHER J. THOMAS* Christopher J. Thomas	Director
/s/ ROY GIBBS* Roy Gibbs	Director
/s/ EIRINI ALEXANDROPOULOU* Eirini Alexandropoulou	Corporate Secretary
PUGLISI & ASSOCIATES
By:	/s/ GREGORY F. LAVELLE Name: Gregory F. Lavelle Title: Managing Director	Authorized Representative in the United States
*By:	/s/ GARY J. WOLFE Gary J. Wolfe Attorney-in-fact**
**By authority of power of attorney previously filed

Schedule I—Condensed Financial Information of TOP Tankers Inc.
(Formerly Ocean Holdings Inc.)

Balance Sheets—December 31, 2002 and 2003
(Expressed in thousands of U.S. Dollars)

	2002	2003
ASSETS
Current Assets	—	—
INVESTMENTS	8,772	16,319

Total assets	8,772	16,319

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities	—	—
STOCKHOLDERS' EQUITY:
Common stock, $0.01 par value; 50,000,000 shares authorized; 6,000,000 issued and outstanding at December 31, 2002 and 2003.	60	60
Additional paid-in capital	6,867	13,351
Retained earnings	1,845	2,908

Total stockholders' equity	8,772	16,319

Total liabilities and stockholders' equity	8,772	16,319

Schedule I—Condensed Financial Information of TOP Tankers Inc.
(Formerly Ocean Holdings Inc.)

Statements of Income for the years ended December 31, 2001, 2002 and 2003
(Expressed in thousands of U.S. Dollars—except share and per share data)

	2001	2002	2003
REVENUES:
Equity in net income of subsidiaries	1,777	201	1,634

Net Income	1,777	201	1,634

Earnings per share, basic and diluted	0.30	0.03	0.27

Weighted average number of shares, basic and diluted	6,000,000	6,000,000	6,000,000

Schedule I—Condensed Financial Information of TOP Tankers Inc.
(Formerly Ocean Holdings Inc.)

Statement of Stockholders' Equity for the years ended December 31, 2001, 2002 and 2003
(Expressed in thousands of U.S. Dollars—except share and per share data)

	Comprehensive Income	Capital Stock	Additional Paid-in Capital	Retained Earnings	Total
BALANCE, December 31, 2000	60	4,588	1,211	5,859
Net income	1,777	—	—	1,777	1,777
Dividends paid (US dollars 0.08 per share)	—	—	—	(500)	(500)

Comprehensive income	1,777

BALANCE, December 31, 2001		60	4,588	2,488	7,136
Net income	201	—	—	201	201
Contributions to additional paid in capital	—	—	2,279	—	2,279
Dividends paid (US dollars 0.14 per share)	—	—	—	(844)	(844)

Comprehensive income	201

BALANCE, December 31, 2002	60	6,867	1,845	8,772
Net income	1,634	—	—	1,634	1,634
Dividends paid (US dollars 0.10 per share)	—	—	—	(571)	(571)
Contributions to additional paid in capital	—	—	6,484	—	6,484

Comprehensive income	$1,634

BALANCE, December 31, 2003		60	13,351	2,908	16,319

Schedule I—Condensed Financial Information of TOP Tankers Inc.
(Formerly Ocean Holdings Inc.)

Statements of Cash Flows for the years ended December 31, 2001, 2002 and 2003
(Expressed in thousands of U.S. Dollars)

	2001	2002	2003
Cash Flows from Operating Activities:
Net income	1,777	201	1,634
Adjustments to reconcile net income to net cash provided by operating activities:
Undistributed earnings of affiliates	(1,277)	643	(1,063)

Net Cash from Operating Activities	500	844	571

Cash Flows from (used in) Investing Activities:
Investment in subsidiaries	—	(2,279)	(6,484)

Net Cash used in Investing Activities	—	(2,279)	(6,484)

Cash Flows from (used in) Financing Activities:
Dividends paid	(500)	(844)	(571)
Contributions to additional paid-in capital	—	2,279	6,484

Net Cash from (used in) Financing Activities	(500)	1,435	5,913

Net increase (decrease) in cash and cash equivalents	—	—	—
Cash and cash equivalents at beginning of year	—	—	—

Cash and cash equivalents at end of year	—	—	—

Schedule I—Notes to Condensed Financial information of TOP Tankers Inc. and Subsidiaries

        In the Parent Company only financial statements the Company's investment in subsidiaries is stated at cost plus equity in undistributed earnings of subsidiaries since the date of acquisition. The Parent Company only financial statements should be read in conjunction with the Company's consolidated financial statements.

EXHIBIT INDEX

Exhibit Number	Description
1	Form of Underwriting Agreement
3.1	Amended and Restated Articles of Incorporation of TOP Tankers Inc.*
3.2	By-Laws of the Company (Previously filed as Exhibit 3.4 to the Company's registration statement on Form F-1 on July 7, 2004)
4	Form of Share Certificate (Previously filed as Exhibit 4 to the Company's registration statement on Form F-1 on July 21, 2004)
5	Opinion of Seward & Kissel LLP, United States and Marshall Islands Counsel to the Company, as to the validity of the Shares
8	Opinion of Seward & Kissel LLP, United States counsel to the Company, with respect to certain tax matters
10.1	Loan Agreement between the Company and the Royal Bank of Scotland plc dated August 10, 2004 and supplemented September 30, 2004*
10.1	Memorandum of Agreement relating to Priceless
10.2	Memorandum of Agreement relating to Stopless
10.3	Memorandum of Agreement relating to Faultless
10.4	Memorandum of Agreement relating to Noiseless
10.5	Memorandum of Agreement relating to Stainless
10.6	Commitment Letter from the Royal Bank of Scotland plc*
21	Subsidiaries of the Company*
23.1	Consent of Seward & Kissel LLP*
23.2	Consent of Ernst & Young (Hellas) Certified Auditors Accountants S.A.*
23.3	Consent of Clarksons Research Studies*
24	Powers of Attorney*

*
Previously filed

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PART II INFORMATION NOT REQUIRED IN THE PROSPECTUS
SIGNATURES
EXHIBIT INDEX